Exhibit 10
Material Contracts

10.1     MEMORANDUM OF UNDERSTANDING

Between

The National Gas Company of Trinidad Arm Tobago Limited

And

Reema International Corporation


MEMORANDUM OF UNDERSTANDING




INTRODUCTION

	This Memorandum of Understanding ("MOU") is made this 17th day of December, 1997 between Reema International Corporation (Reema), a wholly-subsidiary of TV Communications Network, Inc.
(TVCN) located in Denver, Colorado, and The National Gas Company of Trinidad and Tobago Limited (NGC) located in Point Lisas, Trinidad.


PURPOSE

	Reema is desirous of financing, building and operating a gas conversion plant in Trinidad for the production of liquid transportation fuels ("the Project"). Both parties agree to develop the Project based on this MOU.

	The major activity which will follow the execution of the MOU will be the development of a Detailed Project Feasibility
Study by Reema as described below under Section 13, Schedule of Activities.

Sections 1 to 13 below have. been identified by Reema to describe the major aspects and activities of the Project.

1.	Project Description

	Reema proposes to build and operate a plant ("the Plant") in Trinidad that would convert natural gas into high quality liquid transportation fuels. The Plant will initially convert about 100 million standard cubic feet of natural gas per day into approximately 10,000 barrels per day of finished products. These products will consists of about 6,500 barrels per day of diesel, 2,500 barrels per day of jet fuel (kerosene) and 1,500 barrels per day of naphtha. Reema is prepared, once the Plant is on stream, to increase the capacity of the Plant by installing additional modules as more gas becomes available.

		It is estimated that the initial site of the Plant will require about 100 acres and access to facilities for loading ocean-going tankers.

	Approximately 130 people will be required to operate and maintain the Plant.

2.	Process Description

	The Plant will utilize three basic operations to
convert the natural gas into high quality, finished
products.   The three steps are syngas generation, Fischer
Tropsch ("FT") synthesis and hydrocracking/ hydroisome-rization. Each are discussed briefly below:

Syngas generation - operation consists of passing the feedstock natural gas through a "guardcase" to remove any
trace sulfur compounds.  The 	sulfur-free gas is then fed
into a partial oxidation reactor along with pure oxygen from an air separation plant. This reactor, which operates at high temperature, produces a mixture of hydrogen and carbon monoxide syngas in the proper ratio for use in the next step of the process. High energy value steam is generated by cooling the reactor effluent This steam is used to provide motive power for the operation of the Plant.

	Fischer-Tropsch S	ynthesis - The cooled syngas stream is fed
into a slurry bed reactor containing an iron-based catalyst.
The highly exothermic reaction that takes place polymerizes
the hydrogen/carbon monoxide gas mixture into hydrocarbons
with chain lengths up to about 200 carbon atoms.  Heat is
removed from this reactor by generating steam for use in the process.  Water produced in the reactor is separated from
the hydrocarbon 	products and purified for use in the Plant
and for discharge from the Plant for other uses or disposal.
The crude wax-like product from the reactor is fed into the next section of the Plant.

Hydrocracking/Hydroisomerization - The crude wax is fed into a fixed catalyst bed reactor along with hydrogen recovered from either the Fischer-Tropsch off gas stream or from the syngas stream. All the unsaturated hydrocarbons are saturated with hydrogen. in this reactor and the hydrocarbon chains are broken to yield hydrocarbons with chain lengths limited to the product range. Some of the hydrocarbons are also isomerized into highly desirable branched chain compounds. Products from the reactor are separated into finished products by distillation while any remaining long hydrocarbon chains are recycled back to the reactor for further cracking.


3.	Technology

	The Plant will be designed and constructed by a major engineering, procurement and construction (EPC) contractor experienced in the refining/petrochemical industry and capable of handling a project of this size and complexity. The Plant will be designed using state of the art demonstrated technology and equipment that meets all United States and/or Trinidad standards and regulations, whichever are more stringent, including operating (safety, health, etc.) as well, as environmental standards.

	The syngas generating technology will consist primarily of a partial oxidation reactor that will be licensed from a major international oil company. Preliminary discussions have been held with the proposed licensor and preliminary design data have been evaluated.

	Secrecy agreements have been executed with two potential licensors of the Fischer-Tropsch technology. Both of the technologies available for license have been evaluated along with catalyst systems developed by the U.S. Department of Energy (MOE") and demonstrated in a scale-up pilot plant at LaPorte, Texas. Reema has an agreement already negotiated with the entity responsible for developing the best state-of-the-art catalyst for the DOE. Reema intends to make a confirmation run once a specific gas source and content have been identified. At the conclusion of this demonstration run, Reema will make a decision on whether to use licensor technology or DOE developed technology. If additional data are required, runs will be scheduled to ensure availability when needed by the EPC contractor.

	The technology for hydrocracking/hydroisomerization of the crude wax into finished products will be licensed from an EPC contractor who has licensing rights for technology developed by a major international oil company. Preliminary licensing discussions have been held and preliminary performance data has been evaluated.

4.	Environmental

	Reema is dedicated to designing, building and operating a plant that will protect the environment and the citizens of the Republic of Trinidad and Tobago. It will design, build and operate the proposed plant to U.S. Environmental
Protection Agency standards or Republic of Trinidad and Tobago standards, whichever are more stringent.


	There are no known hazardous materials contained in the products from the Plant or intermediate products in the various process steps. Periodically, however, sorbents and catalysts will need to be replaced. These materials contain metals (zinc and platinum) which may be considered hazardous. Reema intends to recycle these spent materials to smelters or catalyst manufacturers for recovery of the metals.

	The major effluent from the Plant other than carbon dioxide is water produced in the Fischer-Tropsch reaction. This water will amount to about 10,000 barrels per day. It will be treated within the Plant by removing particulates, removing organics through steam stripping/distillation and then biotreating to remove any residual organics. Part of the treated water will be used in the plant water system and the remainder will be discharged into the ocean or made available for other uses such as agricultural.

	5.	Capital Cost Estimate

	The preliminary capital cost estimate for the Plant has been prepared by developing a process flowsheet, calculating equipment sizes and operating requirements and then applying factors to the major equipment costs which in many cases were obtained by vendor quotes.

	On this basis, the capital cost for the Plant has been estimated at US$275 million. This estimate compares very favorably to recently built methanol plants of similar size and configuration thereby increasing confidence in the preliminary estimate.


6.	Marketing

Products from the Plant will be exported to the U.S. or the European markets where they will be sold for use primarily in environmentally sensitive areas to meet increasingly stringent environmental standards. The
California market represents the initial target market area where the products will be either sold directly into existing distribution outlets or as blend stock to upgrade petroleum based products.

Products from the Plant will be accumulated in on-shore tanks of sufficient size to load ocean-going tankers.


7.	Project Financing

	Financing for the project has been structured on the basis of a 70%-30% debt to equity ratio.

	The proposed financing structure and the concept of a project to convert natural gas into high quality liquid transportation fuels have been reviewed with financial entities such as Merrill Lynch and the International Finance
Corporation (IFC), an affiliate of the World Bank, to determine willingness to finance such a project and to identify parameters that will be used to evaluate the viability of the Project.

	Reema will maintain a controlling interest in the equity financing with the remainder of 'the equity capital coming from Reema's financial investor partners.

	The debt portion of the Project will be provided by financial institutions such as Merrill Lynch and IFC, as well as possible participation by major equipment vendors or major contractors.

8.	Business Structure

	Development of the Project through the Detailed
Feasibility Study will be conducted solely by Reema.

	As soon as the Detailed Feasibility Study is completed and a decision to proceed is made, a corporation will be formed to own and manage the Plant.

	Reema anticipates that this corporation will execute a contract with Reema to manage all future operations of die project including development design, construction, operation and product marketing.

	The corporate entity will consist of the equity investors with voting Power directly related to their proportion of the equity investment. This group will function as a board of directors who, win establish policy, guidelines and direction for day-to-day conduct of the operation by Reema. The corporate entity will also be responsible for representing the interests of the debt financing group.


9.	Gas Supply and Pricing

Reema proposes to enter into a 20 year gas supply agreement with NGC for purchase of natural gas required for the Plant and is requesting that NGC dedicate reserves of
0.75 trillion standard cubic feet of natural gas which can deliver at least 33 billion standard cubic feet each year.


Reema has also requested a floor purchase price of US
$0.80 per million BTUs for the first seven years of plant operation (or until the capital investment has been recovered, whichever is first) increasing to US$1.00 per million BTUs for the next five years and then o US$ 1. 10 per million BTUs for the remainder of. the 20 year contract.
	Both NGC and Reema shall negotiate a mutually acceptable agreement regarding the supply of natural gas by NGC to the Plant.

10.	Site Location and Land Requirements

	Reema is interested in selecting a potential plant site at an early date in order to develop a site specific capital cost estimate for off-site and infrastructure requirements. A site containing at least 100 acres win be needed for the Plant.
	Prime considerations in selecting the site will include space availability for future expansion potential, access to existing ocean-going tanker loading facilities, gas availability at the plant battery limits, good soil load beating characteristics which will minimize or eliminate the need for piling' access by sea or rail for plant and construction equipment or alternatively, access roads capable of handling the required loads and reasonable access for the workforce.

Preliminary site visits have been made to the Point Lisas area and the

La Brea area. Other potential locations such as adjacent to the refinery have been considered but not investigated.

11.	Infrastructure Requirements

	Preliminary design for the Plant indicates that the Plant will be self sufficient in power and Plant water.


Potable water will be needed for sanitary and drinking purposes.

The preliminary design has incorporated a septic waste treatment system for sanitary waste, but external sewage treatment will be utilized if available.

Reema anticipates that normal solid waste (non-hazardous) generated in office, laboratory and maintenance facilities will be disposed of in existing solid waste disposal sites on the island. If not available, onsite facilities such as incinerators, etc. will be provided.

Reema anticipates that road connections to the Plant site will be capable of handling normal truck shipments and that adequate communication systems will be available.

Access to facilities for loading products on the ocean-going tankers will be required.

12. Financial Considerations Related to Trinidad

In order to build and operate a plant in Trinidad, Reema recognizes that it will be necessary to enter into agreements with several different entities and that these agreements will have a financial impact on the proposed project.

The agreements which will be required include the following:

Dock Usage, - Reema anticipates that it will be able to obtain the rights to use dock facilities at several sites available by paying a nominal dock charge of about US$1.00 per metric ton handled. If dock facilities are not available at the site selected, then Reema would have to consider the possibility of building suitable facilities at additional cost.


Land Rental - Reema anticipates that it Will be able to enter into a long lease agreement with the proper group for use of the Plant site. Reema understands that this lease will cost about US$1.26 per square meter -with a to-be-negotiated front-end payment and an escalation schedule.


Tax Depreciation - It is Reema's understanding that the existing tax depreciation schedule in Trinidad will allow an initial depreciation of 20% followed by an annual allowance on the declining balance of 15%.

Corporation Tax - it is Reema's understanding that Corporation
Tax will be


no more than 30%, by the time the Plant is placed in operation and is requesting a Waiver of Corporation Tax for the first seven years of operation or until the investment capital is recovered whichever occurs first.

13.	Schedule of Activities

As soon as the. MOU is signed, Reema will assign a team to the Project that will be responsible for developing a Detailed
Project Feasibility Study. This study, which will take about six months to complete, will include the following steps:

Negotiate gas supply agreement with NGC;
Identify specific Plant sites and negotiate terms and conditions;

Prepare Detailed Market Study and obtain Letters of Intent Finalize process technology selection and initiate license Agreement negotiations;
Initiate selection of EPC contractor;
Complete detailed Project economic analysis;
Initiate action to obtain debt and equity financing subject to final review of Project economics; and Initiate action to form corporation to own and manage the Project.

Assuming that the Project's Detailed Feasibility Study is acceptable and that the definitive agreements are executed, the following action will be taken by Reema:

Complete financial arrangements; Select EPC contractor; Conclude market agreements: Conclude site Lease agreement; Conclude processing technology license agreements; and Initiate engineering design.

It is estimated that three (3) years will. be required to design and build the Plant after engineering design is initiated.

14.	Responsibilities

Reema will be principally responsible for the activities described in Section 13. Reema shall also be responsible for identifying and complying with laws, permits and requirements of governmental agencies and private entities of the Republic of Trinidad and Tobago necessary to construct and operate the Plant and NGC shall provide any assistance it can in this regard. NGC shall be responsible for supplying natural gas to the Plant upon terms and conditions to be agreed between the parties.

15.	Confidentiality

The parties agree not to disclose to any person any Confidential Information during a period of five years from the date of this MOU. Confidential Information shall me= all information, technology and data acquired or obtained by a Party from the other party relating to the Project (including, in particular but without limitation, all financial and other information), as well as the terms of this MOU; provided, however, that Confidential information shall not include information which is available or which becomes available to the public (other than as a result of a disclosure by the party asserting the right to disclose the Confidential Information). This agreement not to disclose shall not apply to the following disclosures:

(a) disclosures required (1) in compliance with applicable Laws or any order of any court; or (ii) by any securities exchange or regulatory or other governmental body to which a party is subject or submits, wherever situated, whether or not the requirement for information has the force of Law;

(b)	disclosures required to any employees, officers, directors,
affiliates (according to the relevant national legislation), professional advisers, contractors or auditors Of Or to the Parties in each case for the proper performance of their restive obligations, duties or services; provided that (i) the parties shall ensure that such employees, o lee , direct affiliates.

Professional advisers, contractors and auditors will act as if bound by the provisions of this Section 15 and (ii) any further disclosure by such employees, officers. directors, affiliates, professional advisers, contractors and all ditcjrs pursuant to sub-sections (a), (b) or (c) shall be made only after the other Party has given prior written consent; an

(c) disclosures whereby the other party has given prior written consent: provided that (i) all such persons to whom this information is disclosed are informed in writing in advance of the confidential nature of such information; (ii) such party shall procure that such persons will art as if bound by the provisions of this Section 15; and (iii) any further disclosure by such persons pursuant to sub-section (a), (b) or (c) shall be made only after consultation with the other party.

Nothing in this MOU shall be construed as granting any party any rights of any kind in any Confidential Information. Each party shall Iftnit its use of the Confidential Information to activities connected to the Project.

16.	Term of MOU

This MOU shall be valid for a period of one (1) year from the dale Of this MOU provided, however, that the provisions set out in Section 15 above shall remain in force and effect for a eriod of five (5) years from the date of this MOU.

17.	Status of MOU

This MOU sets forth the understandings of the parties hereto, and, except for the provisions of Section 15 which shall be legally binding between the parties, does not create and is not intended to create any legally binding obligations between the arties. The parties agree that this MOU does not confer any binding commitments on the parties and either party is free to withdraw from the MOU a any time without liability or obligation to the other party. Further, the parties agree that. notwithstanding the results to be obtained from the feasibility studies referred to herein or any other matters or studies pertaining to this MOU or arising therefrom, nothing herein shall be construed as creating a binding commitment (either expressly or by implication) to proceed 4 with the Project. Any action taken by either party herein in reliance on his MOU shall be at that party's own risk.

This MOU sets forth the entire discussions and understandings between the parties or any of them is relation to and inconnection with the Project and supersedes and negates any previous understandings between all or any of the parties in relation to all or any of the matters mentioned herein and the parties acknowledge that none of them has been induced to execute this MOU by any representation or warranty other than as are contained herein.

IS.	Amendment

This MOU shall not be amended except with the consent of the parties herein.

19.	Community Participation

Reema recognizes that construction and operation of the Project will have a significant impact on the local economy and communities.

As a matter of policy, Reema will provide training for residents of the Republic of Trinidad and Tobago involved in constructing and operating the Plant. Residents will be, employed to the fullest extent possible.

In addition, Reema is prepared to discuss with the appropriate government officials, the possibility of providing assistance in areas such as schools, roads, environmental, training, safety, security, emergency services, etc. that way be impacted by the Project.

This Agreement is entered into this 17 'day of
Der-ember, 1997 on behalf of The National Gas Company of
Trinidad and Tobago, Limited and Reema International
Corporation by:


President	  Senior Vice President
The National Gas Company	  Reema International
of Trinidad and Tobago Limited	  Corporation

ACQUISITION AGREEMENT

This Agreement is entered into this	of May, 1999 by and between
BeWell Net Corporation ("Buyer"), whose main office is at 19555 East Parker Square Drive, Parker, Colorado 80134, and TV Communications Network, Inc. ("TVCN"), whose main office is at 10020 East Girard Avenue, Denver, Colorado 80231 1, and Planet Internet Corporation "Planet"), whose main office is at 910
16th Street, Suite 801, Denver, Colorado 80202. TVCN and Planet may be referred to after herein as "Sellers".

WITNESSETH

Whereas Planet has developed an ISP business and owns certain assets that include, bid not limited to, domain names, customer base, equipment, etc ("Assets"). Planet also has certain liabilities and obligations that, include, but not limited to, lease payments to Ascend Credit and an unpaid balance to ICG; and

Whereas, Planet, a Colorado corporation, is an ISP offering
Internet services in Colorado; and

Whereas, Planet is a wholly owned subsidiary of TVCN, also a Colorado corporation; and

Whereas, BeWelL a privately held Colorado corporation, is an ISP offering internet services nationwide; and

Whereas, BeWell is desirous of acquiring, and TVCN is desirous of selling all of the outstanding shares of Planet's common stock; and

Whereas the acquisition will include all assets of Planet, and certain lease obligations, but
will exclude other liabilities. 	I

NOW THEREFORE, in consideration of the above said desires and expressions, the terms and conditions set forth herein, and for other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

BeWell shall acquire from TVCN, and TVCN shall sell to BeWell all of the shares of no par value cornmon stock of Planet, which shares are the total issued and outstanding shares of Planet. In exchange, BeWell shall issue to TVCN, and TVCN` shall receive -an equivalent purchase price of $1,746,515.00 ("Purchase Price") as follows:

As of April 30, 1999, Planet has an outstanding unpaid balance due to ICG in the approximate amount of $42,469.25 ("ICG Debt"). Upon the signing of this Agreement, TVCN shall pay to BeWell 50% of the ICG Debt or $21,234.63. BeWell shall assume the responsibility of paying off the entire ICG Debt. The Purchase Price shall be reduced by an amount equal to 50% of the ICG Debt, or $21,234.63.

TVCN/Planet have purchased certain equipment from Ascend Communications Corp. ("Ascend") pursuant to a lease ("Ascend Lease") with Ascend Credit, as more described in item 2.3 as shown in Exhibit C. The exact amount of the unpaid and pay off balance due to Ascend Credit is not known at this time, but it is estimated to be approximately $208,642.63. BeWell shall assume the Ascend Lease and be responsible for making all -lease payments. The Purchase Price shall be further reduced by an amount equal to the --,unpaid and pay off balance of the Ascend Lease as of the date of this Agreement.

The Purchase Price resulting from the assumption of the ICG Debt and the Ascend Lease above shall be referred to as the Net Purchase Price. BeWell shall issue to TVCN restricted shares of BeWell's $0.001 par value common stock in an amount equal to the Net Purchase Price divided by five dollars ($5.00).

Planet is renting office space pursuant to a lease expiring on June 4, 1999. All office rents under such lease are current. Upon expiration, the lease will go from month to month. BeWell shall assume said lease and comply with its terms upon the signing of this Agreement. TVCN/Planet have made a deposit with the owner of the office. It is not clear at this time whether this deposit is $3,000.00 or less. Upon the termination of the office lease or vacating the office space, any refund on such deposit shall be paid to TVCN.


1.5 TVCN/Planet may have other leases and obligation that are related or incidental to carrying on the daily operations of its internet services. TVCN shall be responsible for all liabilities and obligations that have accumulated as of the date of this Agreement. Thereafter, BeWell shall assume such liabilities and obligations.

All other obligations and liabilities that have accumulated as of the date of this Agreement shall be the responsibility of TVCN. All cash received, and benefits from depreciation, amortization, losses, or tax credits, etc. as of the closing day and date of this Agreement shall be vested in TVCN.

Any obligations, debts and liabilities not disclosed buy TVCN within this remain the obligations, debts and liabilities of TVCN after the close of this transaction.

Whereas TVCN is a publicly traded company. and therefore may be required by the SEC or other governmental agencies to make certain filings relevant to the sale of Planet Internet. TVCN agrees to assume all financial and legal obligations and liabilities' regarding any such regulatory requirements

All cash and benefits received, and all liabilities and obligations after the date of this Agreement shall be vested in BeWell.

Certain payments may be made before or after the signing of this Agreement for services rendered before and after this Agreement. Such payments shall be prorated between the parties.

SELLER'S COVENANTS, & WARRANTIES AND REPRESENTATIONS

Planet is 'a wholly owned subsidiary of TVCN. All of Planet's known assets and liabilities are listed in Planet's balance sheet attached herewith as Exhibit A, and incorporated herein by this reference.

Planet has about 780 subscribers of dial-up customers and business accounts. They generated revenues of $20,3 83.25, $26,872.98 and $2 7,67 9.09 during the months of February, March and April, 1999, respectively. A summary of the revenues and assets are shown in Exhibit B, which is attached herewith and incorporated herein by this reference.


Planet has purchased equipment from Ascend at a cost of approximately $550,150.00, of which certain equipment was purchased pursuant to a lease ("Ascend Lease") dated 7/14/97 between Ascend Credit and TVCN/Planet for $361,050.00. The equipment underlying the Lease had a market value of S722,050.00 and was purchased for $361,050.00, of which more than S201,445.24 has already been paid as of this date. The Lease is for 37 months. The Lease and the underlying equipment is attached herewith as Exhibit C, and incorporated herein by this reference.

In connection with the Ascend equipment, Planet returned certain equipment to Ascend in December 1997, for which a Credit Memo was issued by Ascend in favor of TVCN for the amount of $256,250.00 as shown in Exhibit D attached herewith and incorporated by this reference. The Credit Memo was discovered recently by TVCN accounting and is being discussed between TVCN and Ascend and Ascend Credit. It is too early to determine the outcome of the discussion. The following are possible scenarios:

Ascend may deny issuing the Credit Memo, in which event the unpaid balance of the Lease (Exhibit C), will not be affected. Pursuant to the Credit Memo, Ascend may give TVCN/Planet a full or partial credit ("Memo Credit"). The Memo Credit may be applied towards the Lease, or towards purchasing additional equipment from Ascend, or may reimburse TVCN in cash as negotiated and agreed upon between TVCN and Ascend. In the event that the Memo Credit is in cash, the amount shall be paid to TVCN without any effect on the Lease. In the event that the Memo Credit is applied to the Lease, the lease payments will be either reduced or eliminated depending upon the amount of the Memo Credit applied. In this event, the amount of the Memo Credit applied shall be treated as equity investment by TVCN into BeWell for which BeWell shall issue additional shares to TVCN at the rate of $5.00 per share. In the event the Memo Credit is applied towards the purchase of additional equipment from Ascend, TVCN shall transfer such credit to BeWell to allow BeWell to utilize such credit for buying equipment from Ascend, in which event, the credit transferred to BeWell shall be treated as a further investment by TVCN into BeWell, for which BeWell shall issue to TVCN restricted shares of BeWell's common stock at the rate of $5.00 per share.


BEWELL'S COVENANTS, WARRANTIES AND REPRESENTATIONS

BeWell represents and warrants that it is a privately-held Colorado Corporation duly authorized to do business in the state of Colorado and many other states. The total authorized shares of BeWell consist of 20 million shares of $0. 00 1 par value common stock, of which approximately seven (7) million shares are issued and outstanding.

BeWell has a customer base of approximately 28,000 subscribers.

BeWell had received an offer to be acquired by a third party at an acquisition price of about $30.0 million, which offer was rejected by BeWell management

BeWell is presently contemplating a private offering of one million shares of its common stock to raise up to $ five million at an offering price of $5.00 per share. BeWell may file in the future a registration statement for a possible public offering, in which event the restricted shares issued to TVC`N under this Agreement shall be included in the registration statement so as to remove the restricted status.

Planet currently host a web site for TVCN and offers TVCN several e-mail addresses. BeWell hereby agrees to continue to host of TVCN's web site and seven e-mail addresses at no charge to TVCN for 3 years.

BeWell will use its best efforts to effectuate the transaction contemplated by the Agreement and to fulfill all the conditions of the Buyer under this Agreement, and will do a acts and things as may be required to carry out its obligations under this Agreement. If for any reason, this Agreement is not closed, neither BeWell or TVCN will not disclose to third parties any confidential information received from TVCN and obtained by BeWell in the course of investigating, negotiating, and performing the transaction contemplated by this Agreement

4.	COMPLIANCE WITH LAW

The Sellers' use and ownership of the Assets have been and continue to be in compliance with all applicable federal, state, local or other governmental laws or ordinances, the non- with which, or the violation of which, might have a material adverse affect on he Assets, and the Sellers have received no claim or notice of violation with respect hereto.

 5.	TITLE TO ASSETS

Other than the assets underlying the Ascend Lease, The Sellers warrant to the Buyer that the Sellers hold good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all liens pledges, charges, or encumbrances of any kind.

INTELLECTUAL PROPERTY RIGHTS

The Sellers represent to Buyer that Sellers own, possess, or have the right to use all intellectual property rights necessary to or required for the use of the Assets. Sellers further represent that no royalties or other amounts are payable by the Sellers to other persons, or entitled by reason of the ownership or the use of the Assets.

LITIGATION

The Sellers represent to the Buyer that Sellers have no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against the Sellers that might result in any material adverse change in the condition or subsequent use of the Assets being conveyed under this Agreement.

8.	EFFECTIVE DATE:

This Agreement shall go into effective upon its execution and become binding upon the parties herein and their successors, assignees and heirs.

9.	SELLERS' INDEMNIFICATION

The Sellers hereby agree to indemnify and hold the Buyer, its successors, and assignees harmless from and against (i) any and all damages, losses, claims, liabilities, deficiencies and obligations of every kind and description, contingent or otherwise arising out of or related to the use of the Assets purchased by the Buyer resulting from Sellers' prior or subsequent breach of contract, negligent, or intentional bad action; (ii) any and all damages or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any provision of the Agreement by the Sellers, and (iii) any and all actions, suits, claims, proceeding, investigations, audits, demands, assessments, fines, judgements, costs and other expenses (including, without limitation, reasonable audit and attorney's fees) incident to any of the foregoing.

10. BUYER'S INDEMNIFICATION

The Buyer hereby agrees to indemnify and hold TVCN, its successors, and assignees harmless from and against (i) any and ail damages, losses, claims, liabilities, deficiencies and obligations of every kind and description, contingent or otherwise arising out of or related to the business of Planet, which may result after the date of this Agreement; (ii) any and all damages or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any provision of the Agreement by the Buyer, and (iii) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgements, costs and other expenses (including, without limitation, reasonable audit and attorney's fees) incident to any of the foregoing.

NOTICES

Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to: SELLER: TVCN 10020 E. Girard Ave Denver, CO 80231

BUYER: BEWELL NET, CORPORATION

P.O. Box 126
Parker, CO 80134

WAIVER

Failure of either party at any time to require performance of any provision of this Agreement shall not limit the parry's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself or any other provision.


LAW GOVERNING

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

ATTORNEY FEES

In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees.

ENTIRE A

This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between the parties representing the subject matter of the Agreement.

SUBSEQUENT AGREEMENTS

All subsequent agreements between the parties involving any or part of this Agreement shall be in writing.

AG BINDING

This Agreement shall be binding upon the hem, executors, administrators, successors, and assignees of the parties hereto.

FURTHER ACTION

The parties hereto shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

PARTS COUNTER

This Agreement may be executed in several parts counter, and all so executed shall constitute one Agreement, binding on all of the parties here to even though all the parties are not signatories to the original or the same part counter.

PARTIES IN INTEREST

Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third Party.

SAVINGS CLAUSE

If any provision of this Agreement, or the application of such provision to any person, entity or circumstances, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby.

In WITNESS WHEREOF, the parties have executed this Agreement the date and day above written.

Be Well Net or Buyer	                    TVCN
By: 	                                    By:

Title:	CEO	                              Title:





EXHIBIT 21

TV Communications Network, Inc.
Subsidiary Schedule	                State of.   Incorporation	Operates As:

Century 21 Mining, Inc	             CA	          Century 21 Mining [inactive]
International Exports, Inc.	        DE	       International Exports[inactive]

International Integrated                      International Integrated
Systems, Inc.	                      DE                     Systems (inactive]

JBA Wholesalers, Inc.	              GA	          JBA Wholesalers

Mining and Energy
International	                      DE          	MEICO Corporation

Page TVCN, Inc.	                    DE	          Page TVCN or Airtek

Planet Internet Corporation	        CO	          Planet Internet [sold]

Reema International, Inc.	          DE	          REEMA

TVCN International, Inc.	           DE	          TVCN International

TVCN of California, Inc.	           CA	          TVCN of California

TVCN of Kansas, Inc.	               CO	          TVCN of Kansas

TVCN of Michigan, Inc.	             DE	          TVCN of Michigan [inactive]

TVCN of Washington D.C., Inc.	      DE	      TVCN of Washington D.C.[inactive]